Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:	William C. Calderara

President and Chief Executive Officer

(203) 720-5000

Naugatuck Valley Financial Corporation Announces Annual Meeting Date

Naugatuck, CT; March 8, 2013 – Naugatuck Valley Financial Corporation (Nasdaq: “NVSL”) announced today that the Naugatuck Valley Financial Corporation Annual Meeting of Stockholders will be held on Thursday, June 20, 2013.

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan. In addition to its main office in Naugatuck, the Bank operates nine other branch offices in Southwestern Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.